Exhibit 5.1

                                  April 10, 1998



BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida 33134

Ladies and Gentlemen:

         We are acting as your counsel with regard to the issuance by BankUnited Financial Corporation (the "Company") of shares of its Series I Class A Common Stock, $.01 par value (the "Class A Common Stock"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 10, 1998 (the "Registration Statement"). The Class A Common Stock will be issued and exchanged pursuant to the Agreement and Plan of Merger dated December 30, 1997 between the Company and Central Bank which is described in the Registration Statement.

         We are familiar with the relevant documents and materials used in preparing the Registration Statement. Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the following opinion:

                  The Class A Common Stock, when issued and exchanged pursuant to the Agreement and Plan of Merger dated December 30, 1997 between the Company and Central Bank in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of our opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement-Prospectus that is a part of the Registration Statement.

                                                     Very truly yours,


                                                   /S/ STUZIN AND CAMNER,
                                                        PROFESSIONAL ASSOCIATION
                                                   -----------------------------
                                                     STUZIN AND CAMNER,
                                                      PROFESSIONAL ASSOCIATION